EXHIBIT 11.1

                       NORTEK, INC. AND SUBSIDIARIES
       CALCULATION OF SHARES USED IN DETERMINING EARNINGS PER SHARE

                                              For the Three Months Ended
                                              --------------------------
                                                April 2,       April 3,
                                                  1994           1993
                                                  ----           ----

Calculation of the number of shares to be used in computing primary earnings per share:

Weighted average common and special common
 shares issued during the period                16,608,549    16,052,149

Less average common and special common shares
 held in the Treasury                          (4,066,602)   (3,526,602)
                                                ----------    ----------

Weighted average number of common and special
 common shares outstanding during the period    12,541,947    12,525,547

Dilutive effect of stock options considered
 common stock equivalents computed under the
 treasury stock method using the average
 price during the period                           142,965       131,207
                                                ----------    ----------

Weighted average number of common and common
 equivalent shares outstanding during the
 period                                         12,684,912    12,656,754
                                                ==========    ==========

Calculation of the number of shares to be used in computing fully diluted earnings per share:

Weighted average number of common and special
 common shares outstanding during the period    12,541,947    12,525,547

Dilutive effect of stock options considered
 common stock equivalents computed under the
 treasury stock method using the greater of
 the price at the end of the period or the
 average price during the period                   142,965       135,205

Dilutive effect of assuming conversion of the
 Company's 7.5% Convertible Debentures             714,612       725,953
                                                ----------    ----------

                                                13,399,524    13,386,705
                                                ==========    ==========


Note: Earnings (loss) per share calculations do not include the effect of common stock equivalents in 1993 or convertible debentures in both periods (and the reduction in related expense), because the assumed exercise of stock options and conversion of debentures is anti-dilutive for the net earnings (loss) per share amounts.